Exhibit 99.1

For Immediate Release

MANITEX INTERNATIONAL, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

BRIDGEVIEW, Illinois – October 17, 2008 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”) announced that its Board of Directors has adopted a shareholder rights plan. The shareholder rights plan includes the declaration of a dividend of one preferred share purchase right on each outstanding share of the Company’s common stock. The issuance of the rights under the shareholder rights plan will be made on October 31, 2008 to shareholders of record as of the close of business on October 21, 2008.

The rights are designed to enable all Manitex shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Manitex. Manitex’s Board of Directors believes the value of the Company’s assets is not reflected in the current market price of the Company’s stock, which may make the Company vulnerable to abusive takeover tactics. The Company believes that adoption of the rights plan is in the best interests of all the Company’s shareholders, as it will help to protect shareholders against takeover tactics that may be used to gain control of the Company without paying a price that is in the best interest of all shareholders.

In general, the rights will be exercisable only if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of the common stock.

Each right will initially entitle shareholders, other than the acquiring person or group, to buy one one-hundredth of one share of a series of the Company’s preferred stock at an initial exercise price of $35.00 per one one-hundredth share, subject to adjustment. In general, if any person becomes a 15% or more shareholder of the Company, each right (subject to certain limitations) will entitle its holder to purchase, at the right’s then-current exercise price (per one-hundredth share of preferred stock), a number of common shares of the Company (in lieu of preferred shares) having a market value at the time of twice the right’s exercise price. In addition, if after the rights have become exercisable, an acquiring company were to merge or otherwise combine with the Company, or the Company were to sell 50% or more of its assets or earning power, then each right will generally entitle the holder, other than the acquiring person or group, to acquire, for the exercise price of $35.00 per right (subject to adjustment as provided in the plan), that number of shares of common stock of the acquiring company that, at the time of such transaction, have a market value of two times the exercise price of the right.

Manitex’s Board of Directors may redeem the rights for $0.001 per right at any time prior to the time when the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on October 17, 2018.

Additional details regarding the rights plan are contained in a Form 8-K to be filed by Manitex International, Inc. with the Securities and Exchange Commission and in a summary to be mailed to all shareholders following the record date.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including boom trucks, cranes, rough terrain forklifts, and special mission oriented vehicles. Through our subsidiaries, we manufacture and market a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In addition, we recently acquired all of the assets of Crane & Machinery, Inc. and Schaeff Lift Truck Inc. Crane & Machinery is an authorized dealer for Terex rough terrain and truck cranes, Fuchs material handlers, and Manitex boom trucks and sign cranes and is also a supplier of second hand equipment, replacement crane and equipment parts and repair and maintenance services. Schaeff designs, manufactures and sells a line of indoor electric sit-down and standup forklifts.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains statements that are forward-looking in nature which express the beliefs and expectations of management including, among other things, statements regarding the future ability of the Company’s shareholders to realize the full long-term value of their investments, the ability of the rights to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company, and the ability of the rights plan to protect shareholders against takeover tactics. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, and involve various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties are identified and discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including those factors discussed in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which discussions are also incorporated herein by reference. Actual events or the actual factual results may differ materially from any forward-looking statements due to these and other risks, uncertainties, and significant factors. All forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements included in this press release to reflect any changes in the Company’s expectations with regard thereto or any changes in events, conditions, or circumstances on which such statements are based.

Company Contact:

Manitex International, Inc.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitex.com	peter@haydenir.com